Exhibit 99.1 Press Release dated January 26, 2012

Citizens First Corporation Announces Fourth Quarter 2011 and Year End Results

NEWS For Immediate Release
Contact: Todd Kanipe, CEO tkanipe@citizensfirstbank.com Steve Marcum, CFO smarcum@citizensfirstbank.com Citizens First Corporation 1065 Ashley Street, Suite 150 Bowling Green, KY 42103 270.393.0700

BOWLING GREEN, KY, January 26, 2012 – Citizens First Corporation (NASDAQ: CZFC) today reported results for the fourth quarter and year ending December 30, 2011, which include the following:

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For the quarter ended December 31, 2011, the Company reported net income of $395,000, or $.09 per diluted common share.  This represents a decrease of $375,000, or $.17 per share, from the linked quarter ended September 30, 2011.  Compared to the quarter ended December 31 a year ago, net income decreased $338,000 or $.14 per share.  Provision for loan losses was $1.2 million for the fourth quarter of 2011 compared to $300,000 for the linked quarter ended September 30, 2011 and $350,000 for the quarter ended December 31, 2010. Todd Kanipe, President & CEO of Citizens First commented, “The increase in our provision for loan losses for the quarter is a result of our growth in the loan portfolio and our identification of specific allocations in our allowance for three loans placed on nonaccrual status.  Our core earnings remain strong and we are excited about the growth of our balance sheet.  We continue to aggressively monitor the loan portfolio for borrowers who might be at risk of suffering adverse financial conditions impacting their ability to repay their loan.”

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For the twelve months ended December 31, 2011, the Company reported net income of $2.6 million, or $.81 per diluted common share.  This represents an increase of $70,000, or $.06 per share, from the net income of $2.5 million in the previous year.

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The Company’s net interest margin was 4.01% for the quarter ended December 31, 2011 compared to 4.11% for the quarter ended September 30, 2011 and 4.13% for the quarter ended December 31, 2010, a decrease of 10 basis points for the linked quarter and a decrease of 12 basis points from the prior year.  The Company’s net interest margin declined due to an increase in the level of fed funds sold for the quarter and year.

•	The efficiency ratio improved to 61.61% for the fourth quarter of 2011 compared to 65.19% for the fourth quarter of 2010, as a result of increasing net interest income and reducing operating expenses.

•
Total deposits increased 15.2% to $332.7 million at December 31, 2011 compared to $288.7 million at December 31, 2010, while total loans increased 9.7% to $294.4 million at December 31, 2011 compared to $268.3 million at December 31, 2010.

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Nonperforming assets increased to $4.9 million at December 31, 2011 compared to $3.1 million at September 30, 2011 and $2.6 million at December 31, 2010.  Two credit relationships related to the food services industry totaling $1.5 million and a $780,000 credit secured by real estate were all placed on nonaccrual status during the quarter.  Specific allocations in the allowance for loan losses have been made for these loans which have been measured for impairment.

A summary of nonperforming assets is presented for the periods indicated:

(In thousands)	December 31, 2011	September 30, 2011	December 31, 2010
Nonaccrual loans	$3,322	$2,277	$1,262
Loans 90 days or more past due and still accruing	-	-	2
Restructured loans	942	-	-
Total nonperforming loans	4,264	2,277	1,264

Other real estate owned	637	812	1,368
Other foreclosed assets	-	-	-
Total nonperforming assets	$4,901	$3,089	$2,632

Ratio of total nonperforming assets to total assets	1.21%	0.79%	0.75%

Fourth Quarter 2011 Compared to Third Quarter 2011

Net interest income for the quarter ended December 31, 2011 increased $252,000, or 7.6%, compared to the previous quarter.  Net interest income increased due to an increase in interest income of $220,000, which was primarily loan income, combined with a reduction in interest expense of $32,000.

Non-interest income for the three months ended December 31, 2011 increased $171,000, or 22.7%, compared to the previous quarter, primarily due to an increase in security gains of $128,000 and services charges on deposit accounts of $28,000.

Non-interest expense for the three months ended December 31, 2011 increased $94,000, or 3.5%, compared to the previous quarter, primarily due to an increase in salaries and benefits of $116,000.

A $1.2 million provision for loan losses was recorded for the fourth quarter of 2011, compared to a $300,000 provision in the previous quarter.  Net charge-offs were $267,000 for the fourth quarter of 2011 compared to $583,000 in the third quarter of 2011.  The allowance for loan losses increased as a percentage of loans from 1.76% in the third quarter to 1.99% in the fourth quarter.

Fourth Quarter 2011 Compared to Fourth Quarter 2010

Net interest income for the quarter ended December 31, 2011 increased $331,000, or 10.3%, compared to the previous year.  The increase in net interest income was impacted by a reduction in interest expense of $170,000 combined with an increase in interest income of $161,000.

Non-interest income for the three months ended December 31, 2011 increased $164,000, or 21.6%, compared to the three months ended December 31, 2010, primarily due to an increase in securities gains of $141,000 from the prior year.

Non-interest expense for the three months ended December 31, 2011 increased $157,000, or 5.9%, compared to the three months ended December 31, 2010, primarily due to an increase in personnel expenses totaling $95,000.

A $1.2 million provision for loan losses was recorded for the fourth quarter of 2011, compared to a $350,000 provision in the fourth quarter of 2010, an increase of $850,000.  Net charge-offs were $267,000 for the fourth quarter of 2011 compared to net charge-offs of $188,000 in the fourth quarter of 2010.

Full Year Comparison

Net interest income for the twelve months ended December 31, 2011 increased $794,000, or 6.3%, compared to the previous year.  Net interest income increased as a result of lower interest expense of $895,000 as maturing deposits and borrowings were repriced at lower rates.

Provision for loan losses for the twelve month period ended December 31, 2011 was $2.0 million, an increase of $450,000 from $1.6 million for the previous year.  Net charge-offs were $1.2 million for the year ended December 31, 2011 compared to $562,000 for 2010.  Net charge-offs as a percent of average loans were 0.42% for the year to date 2011, compared to 0.21% for the year to date 2010.

Balance Sheet

Total assets at December 31, 2011 were $403.8 million, up $54.1 million, or 15.5%, from $349.7 million at December 31, 2010.  Loans increased $26.1 million, or 9.7%, from $268.3 million at December 31, 2010 to $294.4 million at December 31, 2011.  Deposits at December 31, 2011 were $332.7 million, an increase of $44 million, or 15.2%, compared to $288.7 million at December 31, 2010.

Non-performing assets totaled $4.9 million at December 31, 2011 compared to $2.6 million at December 31, 2010, an increase of $2.3 million.  The allowance for loan losses at December 31, 2011 was $5.9 million, or 1.99% of total loans, compared to $5.0 million, or 1.86% of total loans as of December 31, 2010.

At December 31, 2011, total shareholders’ equity was $38.9 million and total tangible shareholders’ equity was $33.4 million.  The Company’s tangible equity ratio was 8.39% as of December 31, 2011.  The Company and Citizens First Bank are categorized as “well capitalized” under regulatory guidelines.

About Citizens First Corporation

Citizens First Corporation is a bank holding company headquartered in Bowling Green, Kentucky and established in 1999.  The Company has branch offices located in Barren, Hart, Simpson and Warren Counties in Kentucky.

Forward-Looking Statements

Statements in this press release relating to Citizens First Corporation's plans, objectives, expectations or future performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based upon the Company’s current expectations, but are subject to certain risks and uncertainties that may cause actual results to differ materially.  Among the risks and uncertainties that could cause actual results to differ materially are economic conditions generally and in the market areas of the Company, a continuation or worsening of the current disruption in credit and other markets, goodwill impairment, overall loan demand, increased competition in the financial services industry which could negatively impact the Company’s ability to increase total earning assets, and the retention of key personnel.  Actions by the Department of the Treasury and federal and state bank regulators in response to changing economic conditions, changes in interest rates, loan prepayments by and the financial health of the Company’s borrowers, and other factors described in the reports filed by the Company with the Securities and Exchange Commission could also impact current expectations.

Consolidated Financial Highlights (Unaudited)
In thousands, except per share data and ratios

Consolidated Statement of Income:
	Three Months Ended
	December 31	September 30	June 30	March 31	December 31
	2011	2011	2011	2011	2010
Interest income	$4,533	$4,313	$4,318	$4,319	$4,372
Interest expense	979	1,011	1,088	1,100	1,149
Net interest income	3,554	3,302	3,230	3,219	3,223
Provision for loan losses	1,200	300	300	225	350
Net interest income after provision for loan losses	2,354	3,002	2,930	2,994	2,873
Non-interest income	923	752	760	662	759
Non-interest expense	2,815	2,721	2,721	2,704	2,658
Income before income taxes	462	1,033	969	952	974
Provision (benefit) for income taxes	67	263	241	236	241
Net income	395	770	728	716	733
Preferred dividends and discount accretion	225	225	223	285	257
Net income available for common shareholders	$170	$545	$505	$431	$476
Basic earnings per common share	$0.09	$0.27	$0.26	$0.22	$0.25
Diluted earnings per common share	$0.09	$0.26	$0.25	$0.21	$0.23

Three Months Ended
	December 31	September 30	June 30	March 31	December 31
	2011	2011	2011	2011	2010
Average assets	$398,264	$358,477	$363,007	$357,002	$349,671
Return on average assets	0.39%	0.85%	0.80%	0.81%	0.83%
Return on average equity	4.01%	7.97%	7.80%	7.71%	7.49%
Efficiency ratio	61.61%	65.61%	66.62%	68.06%	65.19%
Non-interest income to average assets	0.92%	0.83%	0.84%	0.75%	0.86%
Non-interest expenses to average assets	(2.80%)	(3.01)%	(3.01)%	(3.07)%	(3.02%)
Yield on average earning assets (tax equivalent)	5.09%	5.34%	5.32%	5.47%	5.56%
Cost of average interest bearing liabilities	1.22%	1.42%	1.54%	1.59%	1.68%
Net interest margin (tax equivalent)	4.01%	4.11%	4.01%	4.11%	4.13%
Number of FTE employees	100	90	88	90	89

Consolidated Financial Highlights (Unaudited)
In thousands, except per share data and ratios

Consolidated Statement of Income:
	Year Ended
	December 31	December 31
	2011	2010
Interest income	$17,483	$17,584
Interest expense	4,178	5,073
Net interest income	13,305	12,511
Provision for loan losses	2,025	1,575
Net interest income after provision for loan losses	11,280	10,936
Non-interest income	3,097	2,874
Non-interest expense	10,961	10,532
Income before income taxes	3,416	3,278
Provision for income taxes	807	739
Net income	2,609	2,539
Preferred dividends and discount accretion	958	1,024
Net income available for common shareholders	$1,651	$1,515
Basic earnings per common share	$0.84	$0.77
Diluted earnings per common share	$0.81	$0.75

	December 31	December 31
	2011	2010

Average assets	$369,271	$348,309
Return on average assets	0.71%	0.73%
Return on average equity	6.84%	6.66%
Efficiency ratio	65.35%	64.59%
Non-interest income to average assets	0.84%	0.83%
Non-interest expenses to average assets	(2.97)%	(3.02)%
Yield on average earning assets (tax equivalent)	5.30%	5.68%
Cost of average interest bearing liabilities	1.44%	1.87%
Net interest margin (tax equivalent)	4.06%	4.08%
Number of full time equivalent employees	100	89

Consolidated Financial Highlights (Unaudited)
In thousands, except per share data and ratios

Consolidated Statement of Condition:	As of	As of	As of
	December 31,	September 30,	December 31,
	2011	2011	2010
Cash and cash equivalents	$30,549	$36,140	$14,811
Available for sale securities	50,718	44,848	39,531
Loans held for sale	180	0	151
Loans	294,352	280,385	268,303
Allowance for loan losses	(5,865)	(4,932)	(5,001)
Premises and equipment, net	11,849	11,944	10,352
Bank owned life insurance (BOLI)	7,324	7,255	7,051
Federal Home Loan Bank Stock, at cost	2,025	2,025	2,025
Accrued interest receivable	1,858	2,088	1,940
Deferred income taxes	3,382	3,304	3,677
Intangible assets	5,443	5,537	3,604
Other real estate owned	637	812	1,368
Other assets	1,342	1,366	1,919
Total Assets	$403,794	$390,772	$349,731

Deposits:
Noninterest bearing	$ 38,352	$ 36,886	$ 36,250
Savings, NOW and money market	116,968	108,529	72,612
Time	177,411	184,146	179,878
Total deposits	$332,731	$329,561	$288,740
FHLB advances and other borrowings	25,000	15,000	15,712
Subordinated debentures	5,000	5,000	5,000
Other liabilities	2,191	2,424	1,970
Total Liabilities	364,922	351,985	311,422
6.5% Cumulative preferred stock	7,659	7,659	7,659
Series A preferred stock	6,471	6,459	8,586
Common stock	27,072	27,072	27,072
Retained (deficit)	(2,706)	(2,876)	(4,357)
Accumulated other comprehensive income (loss)	376	473	(651)
Total Stockholders’ Equity	38,872	38,787	38,309
Total Liabilities and Stockholders’ Equity	$403,794	$390,772	$349,731

	December 31, 2011	September 30, 2011	December 31, 2010
Asset Quality Ratios:
Non-performing loans to total loans	1.45%	0.81%	0.47%
Non-performing assets to total assets	1.21%	0.79%	0.75%
Allowance for loan losses to total loans	1.99%	1.76%	1.86%
Net charge-offs to average loans, annualized	0.42%	0.44%	0.21%

Consolidated Financial Highlights (Unaudited)
In thousands, except per share data and ratios

	December 31, 2011	September 30, 2011	December 31, 2010
Capital Ratios:
Tier 1 leverage	9.46%	10.47%	10.98%
Tier 1 risk-based capital	11.86%	12.23%	13.31%
Total risk based capital	13.11%	13.49%	14.57%
Tangible equity to tangible assets ratio (1)	8.39%	8.63%	10.02%
Book value per common share	$12.57	$12.53	$11.21
Tangible book value per common share (1)	$9.80	$9.72	$9.37
Shares outstanding (in thousands)	1,969	1,969	1,969
_____________
(1)
The tangible equity to tangible assets ratio and tangible book value per common share, while not required by accounting principles generally accepted in the United States of America (GAAP), are considered critical metrics with which to analyze banks.  The ratio and per share amount have been included to facilitate a greater understanding of the Company’s capital structure and financial condition.  See the Regulation G Non-GAAP Reconciliation table for reconciliation of this ratio and per share amount to GAAP.

Regulation G Non-GAAP Reconciliation:	December 31, 2011	September 30, 2011	December 31, 2010

Total shareholders’ equity (a)	$38,872	$38,787	$38,309
Less:
Preferred stock	(14,130)	(14,118)	(16,245)
Common equity (b)	24,742	24,669	22,064
Goodwill	(4,097)	(4,102)	(2,575)
Intangible assets	(1,346)	(1,435)	(1,029)
Tangible common equity (c)	19,299	19,132	18,460
Add:
Preferred stock	14,130	14,118	16,245
Tangible equity (d)	$33,429	$33,250	$34,705

Total assets (e)	$403,794	$390,772	$349,890
Less:
Goodwill	(4,097)	(4,102)	(2,575)
Intangible assets	(1,346)	(1,435)	(1,029)
Tangible assets (f)	$398,351	$385,235	$346,286
Shares outstanding (in thousands) (g)	1,969	1,969	1,969

Book value per common share (b/g)	$12.57	$12.53	$11.21
Tangible book value per common share (c/g)	$9.80	$9.72	$9.37

Total shareholders’ equity to total assets ratio (a/e)	9.63%	9.93%	10.95%
Tangible equity ratio (d/f)	8.39%	8.63%	10.02%

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